ARTICLES OF INCORPORATION

                                      of

                          PCS EDUCATION SYSTEMS, INC.

      The undersigned natural person of the age of 18 or more, acting as incorporator of a corporation under the Idaho Business Corporation Act, adopts the following Articles of Incorporation for such corporation:

                                   ARTICLE I

      The name of the corporation is PCS EDUCATION SYSTEMS, INC., and its duration shall be perpetual.

                                  ARTICLE II

      The address of the initial registered office of this corporation in the State of Idaho shall be 702 W. Idaho Street, Suite 700, Boise, Idaho 83702, and the name of the initial registered agent at that address shall be Donald J. Farley.

                                 ARTICLE  III

      The corporation is organized to engage in any and all lawful activities for which corporations may be organized under the Idaho Business Corporation Act.

                                  ARTICLE IV

      The business of this corporation shall be managed and conducted by a board of directors. The number of directors constituting the initial board of directors shall be one, and the name and address of the person to serve as director until the first annual meeting of shareholders or until a successor is elected and qualified is:

                Name                                 Address
          -------------------                ------------------------
            Anthony Maher                       1444 W. Bannock
                                                Boise, Idaho 83702




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                                   ARTICLE V

      The aggregate number of shares that this corporation shall have authority to issue shall be 20,000,000 at no par value.

      Each outstanding share entitled to vote shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders. Votes may not be cumulated.

      All preemptive rights are denied.


                                  ARTICLE VI

      To the fullest extent permitted by law, this corporation shall have the power to indemnify any person and to advance expenses incurred or to be incurred by such person in defending a civil, criminal, administrative or investigative action, suit or proceeding threatened or commenced by reason of the fact said person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Any such indemnification or advancement of expenses shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Any indemnification or advancement of expenses so granted or paid by the corporation shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such a person.

      No director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for liability imposed for failure to comply with the applicable legal standard of conduct for a director in any of the circumstances described in Section 30-1-48, Idaho Code; or (iv) for any transaction from which the director derives an improper personal benefit.

                                  ARTICLE VII

      The name and address of the incorporator is as follows:

                   Name                                 Address
               ------------                        ----------------
             Donald J. Farley                 702 W. Idaho Street, Suite 700
                                              Boise, Idaho 83702



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      IN WITNESS  WHEREOF,  I have  hereunto set my hand this 3rd day of August,
1994.


                                   /s/ Donald J.  Farley
                                ---------------------------
                                       Donald J. Farley

STATE OF IDAHO    )
                  ) ss.
County of Ada     )

      On this 3rd day of August, 1994, before me, the undersigned, a Notary Public in and for said County, personally appeared DONALD J. FARLEY, known or identified to me to be the person whose name is subscribed to the within instrument, and under oath acknowledged to me that he executed the same.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.


                                   /s/  Shirley Spratt
                                 ------------------------
                                  Notary Public for Idaho
                                  Residing at Boise, Idaho
                                  My commission expires: 8/24/99






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